701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release
For Immediate Release

Contact:  Christopher D. Myers
     President and CEO
     (909) 980-4030

Citizens Business Bank Announces Merger with First Coastal Bank

Ontario, California, June 25, 2007-(NASDAQ:CVBF) Christopher D. Myers, President and Chief Executive Officer of CVB Financial Corp. and its principal subsidiary, Citizens Business Bank, reported that their previously announced merger with First Coastal Bank, N.A. has been completed.

The definitive agreement provides that each outstanding share of First Coastal Bancshares will be converted into $276.73 in cash or $276.73 in value of CVB Financial Corp. common stock (based on a volume weighted average trading price for a period of 20 trading days prior to consummation of the merger) at the election of First Coastal Bancshares shareholders. The total purchase price of approximately $35 million will be paid half in cash and half in CVB Financial Corp. stock.

“We are delighted with this opportunity to expand our geographic presence into the South Bay and West Los Angeles areas. These locations are a significant strategic addition to our business and professional banking presence in Southern California,” stated Chris Myers. “First Coastal is a first-class organization. We are excited to have this opportunity to associate with their fine group of employees and customers, and to become a part of the local communities.”

First Coastal Bank was established in 1984. The Bank is headquartered in Manhattan Beach and they have offices in El Segundo, Gardena and Marina del Rey. The Bank had total assets of $222.1 million, total deposits of $182.7 million and total loans of $154 million as of March 31, 2007.

Citizens Business Bank now has 44 business financial centers located in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. It specializes in providing the full scope of financial services to business and professional clientele. Citizens is one of the largest community banks in Southern and Central California with $6.0 billion in assets.

Citizens Business Bank specializes in providing the full scope of financial services to business and professional clientele in their market areas. They have a Wealth Management Group with over $2.6 billion in assets under administration. Citizens Business Bank also owns Golden West Financial Services, which is a specialty finance company that provides auto leases, equipment leases and mortgage brokerage services. CVB Financial Corp. is traded on the NASDAQ under the ticker symbol of CVBF.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the inability to integrate the operations of First Coastal, N.A. with Citizens Business Bank. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2006, and particularly the discussion of risk factors within that document.

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